Exhibit 10.3

CF INDUSTRIES HOLDINGS, INC.
2014 EQUITY AND INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee: [Name]

Maximum Payout of Performance Restricted Stock Units: [220% of Target]

Target Payout for Performance Restricted Stock Units: [Amount ]

Grant Date: [                          ]

Vesting Date: The Performance Restricted Stock Units will vest on the third anniversary of the Grant Date, subject to the attainment of the performance goals set forth on Exhibit A hereto, but shall be subject to forfeiture or accelerated vesting as described herein.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the “Plan”).  Please review this Award Agreement and promptly return a signed copy to Wendy Jablow Spertus in order to render the grant effective.

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1.                                      You have been granted the Performance Restricted Stock Units shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each Performance Restricted Stock Unit represents the right to receive a share of Stock upon the vesting of the Performance Restricted Stock Unit.

2                                         From the Grant Date until the Vesting Date, you may not sell, assign, transfer, donate, pledge or otherwise dispose of the Performance Restricted Stock Units (except by will or the laws of descent and distribution).

3.                                      The Performance Restricted Stock Units shall vest on the Vesting Date, subject to attainment of the performance goals set forth on Exhibit A hereto and subject to earlier vesting upon a Change in Control or as otherwise provided herein.  Except as set forth in Section 5, shares of Stock shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the vested Performance Restricted Stock Units as soon as practicable following the Vesting Date (or the date of your Disability or death, as applicable), but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date (or the date of your Disability or death, as applicable) occurs.

4.                                      If your employment with the Company and its Subsidiaries shall terminate for any reason other than due to your death, Disability or Special Retirement (as defined below) prior to the Vesting Date, the Performance Restricted Stock Units shall be forfeited.  In the event of termination of your employment due to your death or Disability, the Performance Restricted Stock Units shall vest as of the date of any such termination, with the number of Restricted Stock Units that become vested to be calculated based on the deemed attainment of the target level of performance set forth on Exhibit A (without any modifications based on the TSR Comparator Group), provided that the number of Performance Restricted Stock Units that shall become vested on any such termination date shall be pro-rated based the number of months you were employed prior to any such termination date, determined by multiplying the number of Restricted Stock Units that become vested based on the deemed attainment of the target level of performance by a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to death or Disability and the denominator of which is 36. You shall be entitled to a cash payment equal to the Fair Market Value, determined as of the date of any such termination, of the shares of Stock underlying any Restricted Stock Units that become so vested, with such cash payment to be made within forty-five (45) days of any such termination of employment.  In the event of termination of your employment due to Special Retirement, the Performance Restricted Stock Units shall remain eligible to vest on the Vesting Date subject to attainment of the performance goals set forth on Exhibit A hereto, provided that the number of Performance Restricted Stock Units that shall become vested on the Vesting Date shall be pro-rated based the number of months you were employed prior to the date of your termination due to Special Retirement, determined by multiplying the number of Restricted Stock Units that become vested based on the attainment of performance goals set forth on Exhibit A by a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to Special Retirement and the denominator of which is 36.

For purposes of this Award Agreement, “Disability” shall have the meaning ascribed to such term in your individual employment, severance or other agreement with the Company or, if you are not party to such an agreement, “Disability” shall mean your inability because of ill health, physical or mental disability, to perform your duties for a period of 180 days in any twelve month period.  For purposes of this Award Agreement, “Special Retirement” shall mean your termination of employment, other than for “Cause,” death or Disability, following the attainment by you of at least age sixty with five (5) years of continuous service with the Company as of the date of such termination of employment, provided that, if you are, at the time of such termination of employment, subject to the reporting requirements of Section 16 of the Exchange Act, you have provided the Company with at least six months prior written notice of your termination of employment and that notice has been accepted by the Committee.  For purposes of this Award Agreement, “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which you are a party or, if you are not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of your duties, (ii) your malfeasance or misconduct in connection with your duties, or (iii) any act or omission which is injurious to the Company or its Subsidiaries or affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion.

For the avoidance of doubt and solely for purposes of this Award Agreement, if you enter into an agreement with the Company to transition directly from an employment relationship into a consulting relationship, you shall not, unless otherwise determined by the Committee, be deemed to have terminated employment upon such transition from an employment relationship into a consulting relationship.  In the event of such a transition, the Performance Restricted Stock Units shall continue to be eligible to vest in accordance with its terms, as if no termination had occurred, for so long as such consulting relationship remains in effect.  The continued existence of the consulting relationship shall be determined by the Committee or its delegate and the continued vesting of the Performance Restricted Stock Units shall not be construed for any other purpose to mean you remain employed with the Company following such transition.

Neither the grant of the Performance Restricted Stock Units, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

5.                                      In the event of a Change in Control, the Performance Restricted Stock Units shall vest and be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) on the date of such Change in Control, with the number of Performance Restricted Stock Units that become vested to be calculated based on the greater of target and actual attainment of the performance goals set forth on Exhibit A measured as of the date of such Change in Control (with the three-year period for measurement of performance goals shortened and ending on such date).

6.                                      Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company as a result of the vesting of the Performance Restricted Stock Units, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the shares of Stock subject to the Performance Restricted Stock Units.

7.                                      The Performance Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company while the Performance Restricted Stock Units are outstanding.  In the event the Company pays a cash dividend on its outstanding shares of Stock following the grant of the Performance Restricted Stock Units, your Performance Restricted Stock Units will accrue dividend equivalents.  Upon vesting of your Performance Restricted Stock Units, you will be paid a cash equivalent of the dividends paid during the performance and vesting periods based on the number of shares of Stock, if any, delivered in the settlement of your Performance Restricted Stock Units.

8.                                      The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Performance Restricted Stock Units. You may satisfy the withholding obligation by paying the amount of any taxes in cash or shares may be withheld from the shares of Stock otherwise deliverable to satisfy the obligation in full or in part. The amount of the tax withholding and, if applicable, the number of shares to be withheld shall be determined by the Committee or its delegate with reference to the Fair Market Value of the shares of Stock when the withholding is required to be made.

9.                                      The intent of you and the Company is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Each payment under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) you shall not be considered to have terminated employment for purposes of this Award Agreement and no payments shall be due to you under this Award Agreement that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement and the Award during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your death).

10.                               By accepting this Award Agreement you agree that, upon the request of the Committee (which may choose, in its discretion, whether or not to invoke its rights under this paragraph), you will immediately repay some or all of any amounts paid to you under this Award Agreement.  You will be required to repay amounts paid to you upon the request of the Committee if the performance levels set forth in this Award Agreement are attained (or mistakenly thought to be attained) due to (i) an error or misconduct by you or (ii) any event or circumstance which results in a restatement of the financial statements of CF Industries Holdings, Inc. which restatement occurs on or prior to April 1 of the year following the year in which you are paid any amounts under the Award Agreement (without giving effect to any deferral of payment).  The maximum amount of the repayment would be the difference between (i) the payment actually paid to you under this Award Agreement and (ii) the payment that would have been made to you under this Award Agreement absent such error or misconduct or after giving effect to such restatement.  You also agree that, in the event that you fail to make such reimbursement promptly, the Company may withhold from your future compensation the amount which you failed to repay, in satisfaction of such repayment obligation.  To the extent possible, the amount of your repayment will be netted against any income earned by you in that year.  Any repayment obligation will be communicated to you by the Committee and the right of the Committee to demand repayment and your obligation to make such repayment are each subject to compliance with law.

11.                               The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

By your signature and the signature of the Company’s representative below, you and the Company agree this Award is granted under and governed by the terms and conditions of the Plan, the terms of which are incorporated herein, and this Award Agreement.  You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement.  You further agree to notify the Company upon any change in your residential address shown below.

GRANTEE	CF INDUSTRIES HOLDINGS, INC.

[Name]	By: Wendy Jablow Spertus
[Address]	Title: Sr. Vice President, Human Resources
[City], [State] [Zipcode]

EXHIBIT A

Performance Vesting Criteria

The number of Performance Restricted Stock Units (also referred to as “PSUs”) that vest will be determined by a two-step process.

1.  The initial performance measurement shall be based on the Total Shareholder Return (or “TSR”) with respect to a share of Stock as compared to the Total Shareholder Return of the S&P 500, in each case over the three year period commencing on January 1 of the year in which the Grant Date occurs (the “Performance Period”).  The companies constituting the Standard & Poor’s 500 Index (the “Index”) as of the beginning of the Performance Period will be compared with the companies in the Index at the end of such Performance Period and only those companies that are in the Index at both times will be included in the S&P 500 for purposes of the comparison.  The chart below shows the portion of the total number of Performance Restricted Stock Units that will vest based on the Total Shareholder Return measurement:

Level	Company TSR Relative to TSR of S&P 500	PSUs to vest (% of target payout for Award)
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile or better	200%

No Performance Restricted Stock Units will be paid out in the event of performance below the Threshold Level.  Payouts with respect to performance in between the performance levels set forth in the chart above shall be determined by linear interpolation.

For purposes of the preceding calculation, Total Shareholder Return shall mean:

(stock price at the end of the Performance Period – stock price at the beginning of the Performance Period) + Amount of Dividends Paid
stock price at the beginning of the Performance Period

For purposes of the preceding calculation (i) the stock price shall be calculated as the average closing stock price of the Stock on the New York Stock Exchange for the thirty (30) trading days immediately preceding the applicable date of determination and (ii) the “Amount of Dividends Paid” shall mean the sum of all dividends paid during the Performance Period.  Such calculation shall also be adjusted as deemed appropriate by the Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

2.  The number of Performance Restricted Stock Units which vest based on the initial TSR calculation shall then be adjusted based upon the Company’s TSR, ranked against the TSR achieved by the members of the TSR Comparator Group identified below, in accordance with the following:

Company Ranking	Percentage Increase or Decrease to Number of PSUs
1st	+20%
2nd or 3rd	+10%
4th or 5th	No Modification
6th or 7th	- 10%
8th	- 20%

In the event that this adjustment results in a payment that would be less than the Threshold vesting level in the initial calculation, no Performance Restricted Stock Units shall vest.  The final number of Performance Restricted Stock Units to vest based on the adjusted calculation shall be rounded down to the nearest whole share, and a cash payment shall be made in lieu of any fractional shares, with any such cash payment to be made at such time that the corresponding shares of Stock, if any, are delivered in settlement of your Performance Restricted Stock Units, with the amount of such cash payment to be based on the Fair Market Value of the shares underlying the Performance Restricted Stock Units on such date.

The TSR Comparator Group is Agrium Inc., CVR Partners, LP, Incitec Pivot Ltd., LSB Industries, Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., Yara International ASA, and CF Industries Holdings, Inc.  If a company (or substantially all of its assets) in the TSR Comparator Group is acquired or undergoes a spin-off or similar corporate transaction, such company’s TSR will be indexed to the rest of the companies in the TSR Comparator Group from the effective date of any such transaction until the end of the three-year performance period.  If a company in the TSR Comparator Group files for bankruptcy, such company will automatically move to the bottom of the TSR Comparator Group.